TRADING RESTRICTION POLICY
Policy
The Board of Directors (the "Board") of Harbor Diversified, Inc. (the "Company") has determined it is in the best interests of the Company and its stockholders to adopt a policy prohibiting certain Covered Persons (as defined below) from trading in Company Securities from and after the Effective Date (the "Trading Restriction Policy" or the "Policy").
The Policy shall apply to all Company securities, including, without limitation, common stock and any securities convertible into, or exercisable or exchangeable for, the Company's common stock (the "Company Securities"). The Policy shall also apply to any purchase, sale or other transfer of the Company Securities, including any transaction that seeks to (or has the effect of) transferring the economic consequences of ownership of the Company Securities.
Effective Date
The effective date of the Trading Restriction Policy is September 23, 2020 (the "Effective Date").
Administration of Policy
The Board has delegated to the Audit Committee of the Board (the "Audit Committee") the responsibility of administering the Trading Restriction Policy. Exceptions to the Policy may be granted by the Audit Committee on a case by case basis in its sole discretion. All changes to the Policy must be recommended by the Audit Committee and approved by the Board.
Covered Persons
This Trading Restriction Policy applies to any officer, employee, agent or consultant of the Company (or any of its subsidiaries): (i) with the title of Managing Director or above, or (ii) who may otherwise be designated as a "Covered Person" by the Chief Executive Officer of Air Wisconsin Airlines LLC ("Air Wisconsin") (or his or her designee) from time to time in his or her sole discretion (any such persons, the "Covered Persons"). For purposes of this Policy "Covered Persons" shall also include: (i) any family members who reside in the same household as a Covered Person, (ii) anyone else who lives in the same household as a Covered Person, (iii) any family members who do not live in the household of a Covered Person, but whose transactions in securities are directed by, or subject to the influence or control of, a Covered Person, (iv) any person to whom a Covered Person has disclosed material, nonpublic information regarding the Company (or any of its subsidiaries), and (v) any person acting on behalf of a Covered Person (or on behalf of any other individual covered by this sentence). Without limiting the foregoing, the Chief Executive Officer of Air Wisconsin (or his or her designee) shall have the authority to determine the date as of which any person qualifies as, or ceases to qualify as, a Covered Person.
Governance Policies
The Covered Persons are also bound by any other corporate governance policies and procedures that have been, or may hereafter be, adopted by the Company (or any of its subsidiaries) and are applicable to the Company's other officers, employees, agents or consultants (collectively, the "Governance Policies"). Nothing in the Trading Restriction Policy

is intended to limit the requirements or obligations imposed on the Covered Persons by the Governance Policies.
Certification
Each Covered Person is required to comply with the Trading Restriction Policy as a condition to his or her employment or association with the Company (or any of its subsidiaries). Each Covered Person who is an officer, employee, agent or consultant of the Company (or any of its subsidiaries) is required to certify that he or she has read and understands the Policy, and has complied and will comply with the Policy, by executing a Certification substantially in the form attached hereto as Exhibit A.
Violations
The Audit Committee shall have the authority to determine whether there has been any violation of this Trading Restriction Policy, as well as to determine (or designate appropriate persons to determine) the appropriate action to be taken as a result of any violation of the Policy. Such actions may include, without limitation, demotion or re-assignment, reduction in compensation, suspension of employment, or termination of employment.

EXHIBIT A
CERTIFICATION
I hereby certify that:
• I am a Covered Person for purposes of the Trading Restriction Policy.
• I have read and understand the Trading Restriction Policy, and acknowledge that it is applicable to me as a Covered Person.
• I understand that if I have questions regarding the Trading Restriction Policy, I may direct them to the Chief Executive Officer of Air Wisconsin (or his or her designee), or to any member of the Audit Committee.
• I do not own, directly or indirectly, any Company Securities as of the date hereof (or, to the extent I do own, directly or indirectly, any Company Securities as of the date hereof, I have disclosed the details of my ownership in writing to the Audit Committee).
• From the Effective Date of the Trading Restriction Policy, or such shorter period of time that I have been a Covered Person, I have complied with the Policy.
• I will continue to comply with the Trading Restriction Policy, as it may be amended from time to time, for as long as I am a Covered Person.
• I understand that violation of the Trading Restriction Policy could subject me to disciplinary action including, without limitation, demotion or reassignment, reduction in compensation, suspension of employment, or termination of employment.

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